Exhibit 99.1

ARIAD Receives Orphan Drug Designations for Its Investigational pan BCR-ABL Inhibitor, AP24534, in Chronic Myeloid Leukemia

CAMBRIDGE, Mass.--(BUSINESS WIRE)--March 1, 2010--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced that its investigational pan-BCR-ABL inhibitor, AP24534, has been granted orphan drug designation by both the U. S. Food and Drug Administration (FDA) and the European Medicines Agency (EMA). In the U.S., the orphan designation of AP24534 is for the treatment of chronic myeloid leukemia (CML) and Philadelphia chromosome-positive acute lymphoblastic leukemia (Ph+ ALL) and in the E.U., its orphan designation is for CML and acute lymphoblastic leukemia.

“While impressive medical gains have been made over the past decade in treating various forms of leukemia, it is clear that the disease can be severe and life-threatening when it progresses,” said Frank Haluska, M.D., Ph.D., vice president, clinical affairs of ARIAD. “Orphan drug designation for AP24534 highlights the lack of therapeutic options available for patients with CML or Ph+ ALL, who are resistant or refractory to currently available therapies. We expect to advance AP24534 into a pivotal registration trial later this year and pursue subsequent regulatory submissions for marketing authorization in these hematological cancers.”

Orphan drug designation, which is intended to facilitate drug development, provides substantial potential benefits to the sponsor, including funding for certain clinical studies, study-design assistance, and several years of market exclusivity for the product upon regulatory approval.

About AP24534

ARIAD's second oncology product candidate, AP24534, is an investigational pan-BCR-ABL inhibitor that has broad potential applications in cancer. ARIAD is currently completing a Phase 1 clinical trial of oral AP24534 in patients with advanced hematological cancers and plans to begin a pivotal registration trial of AP24534 later this year. Clinical proof-of-concept data from the Phase 1 trial provide clinical evidence of hematologic, cytogenetic and molecular anti-cancer activity of AP24534 in heavily pretreated patients with resistant and refractory chronic myeloid leukemia (CML), including those with the T315I mutation. In preclinical studies, AP24534 has also demonstrated potent inhibition of kinase targets associated with acute myeloid leukemia, as well as proliferation and angiogenesis in multiple solid tumors.

About CML and Ph+ ALL

CML is characterized by an excessive and unregulated production of white blood cells by the bone marrow due to a genetic abnormality that produces the BCR-ABL protein. After a chronic phase of production of too many white blood cells, CML typically evolves to more aggressive phases such as accelerated or blast crisis. Ph+ ALL is a subtype of acute lymphoblastic leukemia that also carries the Ph+ chromosome that produces BCR-ABL. It has a more aggressive course than CML and is often treated with a combination of chemotherapy and tyrosine kinase inhibitors. Because both of these diseases express the BCR-ABL protein, this would render them potentially susceptible to treatment with AP24534.

About ARIAD

ARIAD’s vision is to transform the lives of cancer patients with breakthrough medicines. The Company’s mission is to discover, develop and commercialize small-molecule drugs to treat cancer in patients with the greatest and most urgent unmet medical need – aggressive cancers where current therapies are inadequate. ARIAD’s lead product candidate, ridaforolimus, is an investigational mTOR inhibitor in Phase 3 clinical development in patients with advanced sarcomas and is being developed in collaboration with Merck & Co., Inc. ARIAD’s second internally discovered product candidate, AP24534, is an investigational pan-BCR-ABL inhibitor completing Phase 1 clinical development in patients with hematological cancers, notably chronic myeloid leukemia. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-κB cell-signaling activity, which may be useful in treating certain diseases. For additional information about the Company, please visit http://www.ariad.com.

This press release contains “forward-looking statements” including, but not limited to, statements relating to the ongoing Phase 1 clinical trial of AP24534, the potential for data from this trial forming the basis for a pivotal registration trial and the timing for the start of such trial. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

CONTACT:
ARIAD Pharmaceuticals, Inc.
Maria E. Cantor, 617-621-2208